Exhibit 10.10

CIT Group Inc. Retention Award Agreement

“Participant”:
“Date of Award”: January 22, 2009

This Retention Award Agreement, effective as of the Date of Award set forth above, sets forth the grant of a deferred cash award (“Deferred Cash Award”) by CIT Group Inc., a Delaware corporation (the “Company”), to the Participant named above. A purpose of this Retention Award Agreement is to provide the Participant with an additional incentive to remain in the service of the Company through the two-year period ending on the second anniversary of the Date of Award (the “Retention Period”). This Award Agreement memorializes the terms and conditions of the action of the Committee on January 20, 2009 to grant the Deferred Cash Award. All capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the CIT Group Inc. Long Term Incentive Plan, as may be amended from time to time (the “Plan”), unless specifically set forth otherwise herein.

The parties hereto agree as follows:

(A)
Grant of the Deferred Cash Award. The Company hereby grants to the Participant the Deferred Cash Award in an amount equal to $        , subject to the Participant’s continued employment with the Company and its Affiliates (the “Company Group”) during the Retention Period, as well as the terms and conditions of the Plan and this Award Agreement.

(B)	Vesting and Payment of the Deferred Cash Award.

(1)
Subject to the terms of this Award Agreement, one hundred percent (100%) of the Deferred Cash Award shall vest on the second anniversary of the Date of Grant or on such earlier vesting date as set forth in Section (C) (as applicable, the “Vesting Date”).

	(2)	The Deferred Cash Award shall be paid within 30 days following the Vesting Date (the “Payment Date”).

(C)

Termination of Employment. For purposes of this Award Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Participant’s employment that constitutes a “separation from service” (“Separation from Service”) within the meaning of the default rules of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”).

(1)
If, during the Retention Period, (i) the Participant’s employment with the Company Group terminates due to the Participant’s death or “Disability” (as defined below), (ii) the Company Group terminates the Participant’s employment without “Cause,” or the Participant terminates his or her employment for “Good Reason” (each, as defined in the Participant’s employment agreement with the Company effective as of the Date of Award (the “Employment Agreement”) or (iii) a Change in Control occurs, the Deferred Cash Award shall immediately become 100% vested. For purposes of this Award Agreement, “Disability” shall have the same meaning as defined in the Company’s applicable long-term disability plan or policy last in effect prior to the first date a Participant suffers from such Disability; provided, however, to the extent a “Disability” event does not also constitute a “Disability” as defined in Section 409A (as defined below), such Disability event shall not constitute a Disability for purposes of this Section (C).

(2)
If the Participant’s employment with the Company Group terminates due to the Participant’s “Retirement” (as defined below), the Deferred Cash Award shall be cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any payments with respect to, the Deferred Cash Award; provided, however, that the Committee may elect, in its sole discretion, prior to or in connection with such termination of employment, to provide for the vesting and payment of some or all of the Participant’s then outstanding Deferred Cash Award. For purposes of this Award Agreement, “Retirement” is defined as either (i) a Participant’s election to retire upon attaining his or her “Normal Retirement Age”; or (ii) a Participant’s election to retire upon (A) completing at least a 10-year “Period of Benefit Service” and (B) having attained age 55. The terms “Normal Retirement Age” and “Period of

Benefit Service” shall have the meaning as defined in the CIT Group Inc. Retirement Plan, effective January 1, 2007 (the “Retirement Plan”). The definition of “Retirement” is applicable irrespective of whether the Participant is eligible to participate in the Retirement Plan.

(3)
Subject to the exercise of the Committee’s election pursuant to Section (C)(2), if the Participant’s employment with the Company Group terminates for any reason other than as set forth in Section (C)(1), the unvested Deferred Cash Award shall be cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any payments with respect to, the Deferred Cash Award.

(D)

Transferability. The Deferred Cash Award is not transferable other than by last will and testament, by the laws of descent and distribution pursuant to a domestic relations order, or as otherwise permitted under Section 12 of the Plan. Further, except as set forth in Section 12(b) of the Plan, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

(E)

Incorporation of Plan. The Deferred Cash Award and the Participant's rights hereunder shall be subject to all of the terms and conditions of the Plan, as amended from time to time, and to such rules and regulations as the Committee may adopt under the Plan, as though the Deferred Cash Award were granted under the Plan, and such terms and conditions shall be incorporated into this Award Agreement by reference. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan's terms shall supersede and replace the conflicting terms of this Award Agreement.

(F)	No Entitlements.

(1)
The Deferred Cash Award is a discretionary award. This Award Agreement does not confer on the Participant any right or entitlement to receive compensation or bonus in any specific amount for any future fiscal year and do not impact in any way the Company Group’s determination of the amount, if any, of the Participant’s compensation or bonus. The Deferred Cash Award does not constitute salary, wages, regular compensation, recurrent compensation or contractual compensation for the year of grant or any later year and shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under law or any employee benefit plan or similar arrangement provided by the Company Group (including, without limitation, severance, termination of employment and pension benefits), unless otherwise specifically provided for under the terms of such plan or arrangement or by the Company Group. The benefits provided pursuant to the Deferred Cash Award are in no way secured, guaranteed or warranted by Company Group.

(2)
The Deferred Cash Award is awarded to the Participant by virtue of the Participant’s employment with, and services performed for, the Company Group. This Award Agreement does not constitute an employment agreement. Nothing in the Plan or this Award Agreement shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee of the Company Group, if applicable.

(3)
Subject to the terms of the Employment Agreement, the Company reserves the right to change the terms and conditions of the Participant’s employment, including the division, subsidiary or department in which the Participant is employed. The termination of employment provisions set forth in Section (C) only apply to the treatment of the Deferred Cash Award in the specified circumstances and shall not otherwise affect the Participant’s employment relationship. By accepting this Award Agreement, the Participant waives any and all rights to compensation or damages in consequence of the termination of the Participant’s office or employment for any reason whatsoever insofar as those rights arise or may arise from the Participant’s ceasing to have rights under, or be entitled to receive payment in respect of, the Deferred Cash Award as a result of such termination, or from the loss or diminution in value of such rights or entitlements. This waiver applies whether or not such termination amounts to a wrongful discharge or unfair dismissal.

(G)	Miscellaneous.

(1)
The Committee shall have the right to impose restrictions on the Deferred Cash Award as it deems necessary or advisable under applicable law. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Award Agreement, all of which shall be binding upon the Participant.

	(2)	The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or modify this Award Agreement at any time; provided, however, that, except as provided herein, no termination, amendment, modification or suspension shall materially and adversely alter or impair the rights of the Participant under this Award Agreement, without the Participant’s written consent.

	(3)	Notwithstanding the foregoing or any provision of the Plan or this Award Agreement, if the Company determines that any provision of the Plan or this Award Agreement contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section (G)(3) does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the Deferred Cash Award will not be subject to taxes, interest and penalties under Section 409A.

	(4)	Notwithstanding anything to the contrary in this Award Agreement or the Plan, to the extent that the Participant is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), no payment or distribution of any amounts with respect to the Deferred Cash Award that are subject to Section 409A may be made before the first business day following the six (6) month anniversary from the Participant’s Separation from Service from the Company Group or, if earlier, the date of the Participant’s death.

	(5)	Payment of the Deferred Cash Award shall be subject to the Participant satisfying all applicable federal, state, local and foreign taxes (including the Participant’s FICA obligation). The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the Deferred Cash Award or otherwise, or (ii) require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.

	(6)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Award Agreement.

	(7)	Nothing in the Plan or this Award Agreement should be construed as providing the Participant with financial, tax, legal or other advice with respect to the Deferred Cash Award. The Company recommends that the Participant consult with his or her financial, tax, legal and other advisors to provide advice in connection with the Deferred Cash Award.

	(8)	All obligations of the Company under this Award Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

	(9)	To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(H)

Acceptance of Award. By accepting this Award Agreement, the Participant is agreeing to all of the terms contained in this Award Agreement. If the Participant desires to refuse the Deferred Cash Award, the Participant must notify the Company in writing. Such notification should be sent to CIT Group Inc., Human Resources Department, 1 CIT Drive, Livingston, New Jersey 07039, no later than thirty (30) days after receipt of this Award Agreement.

IN WITNESS WHEREOF, this Award Agreement has been executed by the Company by one of its duly authorized officers as of the Date of Award.

CIT Group Inc.

James J. Duffy
Executive Vice President
Human Resources